Exhibit 5.1

910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

March 3, 2020

Halliburton Company

3000 North Sam Houston Parkway East

Houston, TX 77032

Ladies and Gentlemen:

In connection with the issuance by Halliburton Company, a Delaware corporation (“Halliburton”), of $1,000,000,000 aggregate principal amount of its 2.920% Senior Notes due 2030 (the “Notes”), pursuant to (a) the Registration Statement of Halliburton on Form S-3 (Registration No. 333-236378) (the “Registration Statement”), dated February 11, 2020, which was filed on February 11, 2020 by Halliburton with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (b) the related prospectus dated February 11, 2020 (filed February 11, 2020), as supplemented by the prospectus supplement relating to the sale of the Notes dated February 19, 2020 (as so supplemented, the “Prospectus”), as filed by Halliburton with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Notes are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report of Halliburton on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Underwriting Agreement, dated February 19, 2020 (the “Underwriting Agreement”), among Halliburton and the several Underwriters named in Schedule II to the Underwriting Agreement (the “Underwriters”); (ii) the Indenture (the “Base Indenture”), dated October 17, 2003, between Halliburton and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank), as trustee (the “Trustee”), (iii) the Ninth Supplemental Indenture to the Base Indenture between Halliburton and the Trustee (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), (iv) the global notes representing the Notes, (v) the Registration Statement and the Prospectus, (vi) Halliburton’s Restated Certificate of Incorporation and By-laws, in each case as amended to date, (vii) corporate records of Halliburton, including certain resolutions of the Board of Directors of Halliburton as furnished to us by Halliburton, and (viii) certificates of public officials and of representatives of Halliburton, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied, to the extent we deemed proper, upon certificates, statements and other representations of officers or authorized agents of Halliburton and of governmental and public officials with respect to the accuracy and completeness of the material factual matters contained therein or covered thereby. We have assumed

Halliburton Company	March 3, 2020

that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us is accurate and complete. We also have assumed that the Notes will be issued and sold in the manner set forth in the Prospectus.

On the basis of the foregoing, we are of the opinion that the Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of Halliburton, enforceable against Halliburton in accordance with their terms, subject to the effects of (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance and other laws relating to or affecting creditors’ rights and remedies generally, (2) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and comity and (3) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware, the contract law of the State of New York and applicable federal law of the United States, each as in effect on the date hereof. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.